Exhibit 99.1

Contacts:
Dan Petro, CFA, Director of Corporate Development and Investor Relations
Pioneer Energy Services Corp.
(210) 828-7689

Lisa Elliott / lelliott@dennardlascar.com
Anne Pearson / apearson@dennardlascar.com
Dennard ▪ Lascar Associates / (713) 529-6600

Pioneer Energy Services
Reports Fourth Quarter 2014 Results
SAN ANTONIO, Texas, February 17, 2015 - Pioneer Energy Services (NYSE: PES) today reported financial and operating results for the quarter ended December 31, 2014. Notable items for the fourth quarter and recent developments include:

•	Redeemed the remaining $125 million of our 9⅞% Senior Notes using borrowings under the revolving credit facility.

•	Drilling utilization in the fourth quarter was 89% based on a fleet of 62 rigs.

•	Since year-end 2014, three 1,000 horsepower mechanical rigs and three 60-series electric rigs have been sold for $17.4 million.

•
Expect to sell 15 additional mechanical rigs and three 750-1,000 horsepower electric rigs by the end of the first quarter of 2015, which will accelerate our strategy to high-grade our fleet and substantially exit vertical drilling markets.

•
Reduced our 2015 capital expenditures budget to a range of $165 million to $180 million, which includes approximately $110 million to complete five new-build, term-contracted drilling rigs and other production services unit additions.

Consolidated Financial Results
Revenues for the fourth quarter of 2014 were $283.1 million, up 4% from revenues of $273.3 million in the third quarter of 2014 (“the prior quarter”) and up 19% from revenues of $238.2 million in the fourth quarter of 2013 (“the year-earlier quarter”). The increase in revenues over the prior quarter was primarily due to higher utilization for our operations in Colombia, which had all eight rigs working during the fourth quarter.

Net loss for the fourth quarter was $47.6 million, or $0.75 per share, compared with net income of $12.5 million, or $0.19 per diluted share, in the prior quarter and a net loss of $2.5 million, or $0.04 per share, in the year-earlier quarter. Adjusted diluted EPS(1) was $0.04 per diluted share for the fourth quarter, which excludes a $44.9 million after-tax impact of impairment charges, substantially all of which was recorded to reduce the carrying value of our mechanical and lower horsepower electric drilling rigs to their estimated fair value, and a $5.6 million after-tax impact of loss on debt extinguishment. Fourth quarter results were also negatively impacted by foreign exchange losses that reduced net income by an additional $0.09 per diluted share. Adjusted diluted EPS for the third quarter of 2014 was $0.09 per diluted share, which excludes an after-tax gain of $6.6 million from the sale of our fishing and rental services ("F&R") operations and $0.7 million of impairment charges.
Fourth quarter Adjusted EBITDA(2) was $66.0 million, down 16% from $78.1 million in the prior quarter, which included the $10.7 million pre-tax gain on the sale of our F&R operations, and up 18% from $55.8 million in the year-earlier quarter.
Operating Results
Drilling Services Segment
Revenue for the Drilling Services Segment was $142.8 million in the fourth quarter, an 11% increase over the prior quarter and a 13% increase from the year-earlier quarter.
Average drilling revenues per day in the fourth quarter were $28,298, up from $25,481 in the prior quarter and up from $25,567 in the year-earlier quarter. Drilling Services Segment margin(3) per day increased to $9,100 in the fourth quarter as compared to $7,810 in the prior quarter. The increases in average revenues per day and margin per day were primarily attributable to increased activity in Colombia, where previous client delays in well site preparation were resolved.
As of December 31, 2014, we had 53 drilling rigs in our fleet and nine idle drilling rigs classified as held for sale. In line with our strategy to continue high-grading our drilling fleet and in order to maximize cash flow from nonstrategic assets, we expect to place an additional 15 mechanical and lower horsepower rigs as held for sale during the first quarter of 2015. With the downturn in the energy services industry and our decision to sell these drilling rigs, we performed impairment evaluations on a substantial portion of our drilling rig fleet. As a result, we recorded total impairment charges of $71.0 million in the fourth quarter of 2014 to reduce the carrying value of our 31 mechanical and lower-horsepower electric drilling rigs. Additionally, we recorded $1.3 million of impairment charges during the fourth quarter to reduce the carrying values of certain other assets which were placed as held for sale as of year-end.
Currently, 38 drilling rigs are earning revenues under drilling contracts, of which 26 rigs, or 68%, are earning under term contracts. In response to the dramatic decline in oil prices during recent months, we have received early termination notices for 12 drilling rigs, 10 of which are included in the 26 rigs currently earning revenues under term contracts. We expect these 10 rigs will be released upon completion of their current wells, which should occur by the end of the first quarter of 2015. In total, we expect to receive early termination payments of approximately $43.5 million, which will be recognized as revenue over the remaining term of the contracts. Four of our drilling rigs in Colombia are currently working under term contracts that extend through mid-2015 and we are actively marketing our other four rigs to multiple clients to diversify our client base in Colombia.
Production Services Segment
Revenue for the Production Services Segment was $140.3 million in the fourth quarter, down 3% from the prior quarter and up 25% from the year-earlier quarter. The decrease in revenue from the prior quarter was due to the normal seasonal decline in well servicing rig utilization and the sale of our F&R operations in September 2014. The increase in revenue from the year-earlier quarter was due to higher revenue generated by all three business lines in the segment, driven by fleet additions, increased activity levels and higher pricing. Well servicing pricing was $675 per hour in the fourth quarter, up from $661 in the prior quarter and $648 in the year-earlier quarter. Well servicing rig utilization was 90% in the fourth quarter, compared to 101% in the prior quarter and up from 85% in the year-earlier quarter due to increased demand and the impact of more 24-hour work. Coiled tubing utilization was 47% in the fourth quarter, as compared to 56% in the prior quarter and 49% in the year-earlier quarter.
Production Services Segment margin(3) as a percentage of revenue was 36% in the fourth quarter, down from 38% in the prior quarter and up from 34% in the year-earlier quarter. In 2015, we have taken delivery of eight new wireline units and are scheduled to take delivery of nine new well servicing rigs by the end of the second quarter of 2015.
Comments from Our President and CEO
“As our clients respond to the dramatic drop in commodity prices by reducing expenditures, we are responding in-kind and have moved quickly to reduce our costs and capital expenditure plan,” said Wm. Stacy Locke, President and CEO of Pioneer Energy Services. “We intend to sell an additional 18 mechanical and lower-horsepower electric drilling rigs in the near-term which will accelerate our strategy to substantially exit vertical drilling markets and focus on our higher margin businesses. Our high-graded fleet of the remaining 38 drilling rigs will be 85% AC and SCR electric rigs, with over 90% capable of horizontal drilling and approximately 75% equipped with walking or skidding systems. Additionally, we expect to deliver five 1,500 horsepower new-build AC drilling rigs during 2015 that are supported by multi-year term contracts.
“Our Production Services Segment, which typically experiences less pressure during market downturns, should remain relatively active as our clients focus their capital on lower-cost projects to maintain production. We expect to see pricing pressure and a highly competitive production services environment, but we believe our high-quality equipment and services are well positioned to compete.
“Throughout 2013 and 2014, we focused on reducing our total debt and interest expense. Since the second quarter of 2013, we have successfully reduced debt by over $100 million while also substantially lowering our borrowing costs, extending all debt maturities, and increasing liquidity through our revolver. Despite the challenging market, we believe that we are well positioned to maintain a healthy balance sheet throughout 2015,” Mr. Locke concluded.
First Quarter Guidance
In the first quarter of 2015, drilling rigs utilization is expected to average 78% to 80% based on an average fleet of 46 rigs. Drilling Services Segment margin is expected to be approximately $10,000 to $11,000 per day, which includes a benefit from rigs earning but not working.
Production Services Segment revenue in the first quarter is expected to be down approximately 15% to 20% as compared to the fourth quarter due to overall reduction in industry activity. Production Services

Segment margin as a percentage of revenues is expected to be down approximately 5% to 7% as compared to the fourth quarter.
Liquidity
Working capital at December 31, 2014 was $121.9 million, up from $118.5 million at December 31, 2013. Our cash and cash equivalents were $34.9 million, up from $27.4 million at year-end 2013.
The increase in cash and cash equivalents during the year ended December 31, 2014 is primarily due to $233.0 million of cash provided by operating activities, $15.1 million of proceeds from the sale of our F&R operations and $8.4 million of proceeds from the sale of assets, which were partially offset by $175.4 million used for purchases of property and equipment and $73.6 million of cash used in our financing activities.
In October, we redeemed the remaining $125 million of our 9⅞% Senior Notes primarily using borrowings under our amended revolving credit facility. We currently have $150 million outstanding and $18.5 million in committed letters of credit under our amended $350 million revolving credit facility.
Capital Expenditures
Cash capital expenditures in the fourth quarter were $54.6 million, including capitalized interest. We estimate that our total cash capital expenditures for 2015 will be $165 million to $180 million. The total 2015 capital expenditure budget includes partial payments for five 1,500 horsepower AC drilling rigs, nine well servicing rigs, eight wireline units, and routine capital expenditures.
Conference Call
Pioneer Energy Services' management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time), to discuss these results. To participate in the conference call, dial (412) 902-0003 approximately 10 minutes prior to the call and ask for the Pioneer Energy Services conference call. A telephone replay will be available after the call and will be accessible until February 24. To access the replay, dial (201) 612-7415 and enter the pass code 13599589.
The conference call will also be webcast on the Internet and accessible from Pioneer Energy Services' Web site at www.pioneeres.com. To listen to the live call, visit Pioneer Energy Services' Web site at least

10 minutes early to register and download any necessary audio software. A replay will be available shortly after the call. For more information, please contact Donna Washburn at Dennard ▪ Lascar Associates, LLC at (713) 529-6600 or e-mail dwashburn@dennardlascar.com.
About Pioneer
Pioneer Energy Services provides contract land drilling services to independent and major oil and gas operators in Texas, the Mid-Continent, Rocky Mountain and Appalachian regions and internationally in Colombia through its Drilling Services Segment. Pioneer also provides well, wireline, and coiled tubing services to producers in the U.S. Gulf Coast, offshore Gulf of Mexico, Mid-Continent and Rocky Mountain regions through its Production Services Segment.
Cautionary Statement Regarding Forward-Looking Statements,
Non-GAAP Financial Measures and Reconciliations
Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in the following discussion as a result of a variety of factors, including general economic and business conditions and industry trends, levels and volatility of oil and gas prices, the continued demand for drilling services or production services in the geographic areas where we operate, decisions about exploration and development projects to be made by oil and gas exploration and production companies, the highly competitive nature of our business, technological advancements and trends in our industry and improvements in our competitors' equipment, the loss of one or more of our major clients or a decrease in their demand for our services, future compliance with covenants under our senior secured revolving credit facility and our senior notes, operating hazards inherent in our operations, the supply of marketable drilling rigs, well servicing rigs, coiled tubing and wireline units within the industry, the continued availability of drilling rig, well servicing rig, coiled tubing and wireline unit components, the continued availability of qualified personnel, the success or failure of our acquisition strategy, including our ability to finance acquisitions, manage growth and effectively integrate acquisitions, the political, economic, regulatory and other uncertainties encountered by our operations, and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our Annual Report on Form 10-K for the year ended December 31, 2014. These factors are not necessarily all the important factors that could affect us. Unpredictable or unknown factors we have not discussed in this news release or in our Annual Report on Form 10-K for the year ended December 31, 2014 could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise. We advise our shareholders that they should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable U.S. Generally Accepted Accounting Principles (GAAP) financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.
_________________________________

(1)
Adjusted (diluted) EPS represents adjusted net income (loss) divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities as applicable. We believe that adjusted (diluted) EPS is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the tables to this news release.

(2)
Adjusted EBITDA represents income (loss) before interest income (expense), taxes, depreciation, amortization, loss on extinguishment of debt and impairments. We use this non-GAAP measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of adjusted EBITDA to net income (loss) as reported is included in the tables to this news release.

(3)
Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin represents production services revenue less production services operating costs. We believe that Drilling Services Segment margin and Production Services Segment margin are useful measures for evaluating financial performance, although they are not measures of financial performance under GAAP. However, Drilling Services Segment margin and Production Services Segment margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. Drilling Services Segment margin and Production Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of combined Drilling Services Segment margin and Production Services Segment margin to net income (loss) as reported is included in the tables to this news release.

- Financial Statements and Operating Information Follow -

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended			Year ended
	December 31,		September 30,	December 31,
	2014	2013	2014	2014	2013
	(unaudited)			(audited)

Revenues:
Drilling services	$142,846	$125,970	$128,117	$516,473	$528,327
Production services	140,264	112,213	145,150	538,750	431,859
Total revenues	283,110	238,183	273,267	1,055,223	960,186

Costs and expenses:
Drilling services	96,914	84,000	88,848	345,862	351,630
Production services	89,595	74,441	90,250	340,102	277,625
Depreciation and amortization	45,978	46,871	46,081	183,376	187,918
General and administrative	27,013	23,833	26,613	103,385	94,183
Bad debt expense	989	314	19	1,445	767
Impairment charges	72,347	—	678	73,025	54,292
Gain on sale of fishing and rental services operations	—	—	(10,702)	(10,702)	—
Gain on litigation	(1,054)	—	(1,324)	(5,254)	—
Total costs and expenses	331,782	229,459	240,463	1,031,239	966,415
Income (loss) from operations	(48,672)	8,724	32,804	23,984	(6,229)

Other (expense) income:
Interest expense, net of interest capitalized	(6,696)	(12,193)	(8,969)	(38,781)	(48,310)
Loss on extinguishment of debt	(8,739)	—	—	(31,221)	—
Other	(3,664)	221	(1,455)	(3,304)	(1,239)
Total other expense	(19,099)	(11,972)	(10,424)	(73,306)	(49,549)

Income (loss) before income taxes	(67,771)	(3,248)	22,380	(49,322)	(55,778)
Income tax (expense) benefit	20,198	733	(9,927)	11,304	19,846
Net income (loss)	$(47,573)	$(2,515)	$12,453	$(38,018)	$(35,932)

Income (loss) per common share:
Basic	$(0.75)	$(0.04)	$0.20	$(0.60)	$(0.58)
Diluted	$(0.75)	$(0.04)	$0.19	$(0.60)	$(0.58)

Weighted-average number of shares outstanding:
Basic	63,758	62,376	63,451	63,161	62,213
Diluted	63,758	62,376	65,876	63,161	62,213

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(audited)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$34,924	$27,385
Receivables, net of allowance for doubtful accounts	190,201	176,360
Deferred income taxes	10,998	13,092
Inventory	14,117	13,232
Assets held for sale	9,909	—
Prepaid expenses and other current assets	8,925	9,311
Total current assets	269,074	239,380

Net property and equipment	856,541	937,657
Intangible assets, net of accumulated amortization	24,223	32,194
Noncurrent deferred income taxes	2,753	1,156
Other long-term assets	18,998	19,236
Total assets	$1,171,589	$1,229,623

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$64,305	$43,718
Current portion of long-term debt	27	2,847
Deferred revenues	3,315	699
Accrued expenses	79,545	73,569
Total current liabilities	147,192	120,833

Long-term debt, less current portion	455,053	499,666
Noncurrent deferred income taxes	69,578	84,636
Other long-term liabilities	4,702	6,055
Total liabilities	676,525	711,190
Total shareholders’ equity	495,064	518,433
Total liabilities and shareholders’ equity	$1,171,589	$1,229,623

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Year ended
	December 31,
	2014	2013

Cash flows from operating activities:
Net loss	$(38,018)	$(35,932)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	183,376	187,918
Allowance for doubtful accounts	1,445	801
Write-off of obsolete inventory	331	152
Gain on dispositions of property and equipment	(1,729)	(1,421)
Stock-based compensation expense	7,617	6,371
Amortization of debt issuance costs, discount and premium	2,669	3,095
Gain on sale of fishing and rental services operations	(10,702)	—
Loss on extinguishment of debt	31,221	—
Impairment charges	73,025	54,292
Deferred income taxes	(14,761)	(22,125)
Change in other long-term assets	2,958	(5,741)
Change in other long-term liabilities	(1,352)	(1,928)
Changes in current assets and liabilities	(3,039)	(10,902)
Net cash provided by operating activities	233,041	174,580

Cash flows from investing activities:
Purchases of property and equipment	(175,378)	(165,356)
Proceeds from sale of fishing and rental services operations	15,090	—
Proceeds from sale of property and equipment	8,370	13,836
Proceeds from insurance recoveries	—	844
Net cash used in investing activities	(151,918)	(150,676)

Cash flows from financing activities:
Debt repayments	(490,025)	(60,874)
Proceeds from issuance of debt	440,000	40,000
Debt issuance costs	(9,239)	(13)
Tender premium costs	(21,553)	—
Proceeds from exercise of options	8,368	1,266
Purchase of treasury stock	(1,135)	(631)
Net cash used in financing activities	(73,584)	(20,252)

Net increase in cash and cash equivalents	7,539	3,652
Beginning cash and cash equivalents	27,385	23,733
Ending cash and cash equivalents	$34,924	$27,385

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Statistics
(in thousands, except average number of drilling rigs, utilization rate, revenue days and per day information)
(unaudited)

	Three months ended			Year ended
	December 31,		September 30,	December 31,
	2014	2013	2014	2014	2013

Drilling Services Segment:
Revenues	$142,846	$125,970	$128,117	$516,473	$528,327
Operating costs	96,914	84,000	88,848	345,862	351,630
Drilling Services Segment margin (1)	$45,932	$41,970	$39,269	$170,611	$176,697

Average number of drilling rigs	62.0	62.0	62.0	62.0	68.2
Utilization rate	89%	86%	88%	87%	84%
Revenue days	5,048	4,927	5,028	19,602	20,977

Average revenues per day	$28,298	$25,567	$25,481	$26,348	$25,186
Average operating costs per day	19,198	17,049	17,671	17,644	16,763
Drilling Services Segment margin per day (2)	$9,100	$8,518	$7,810	$8,704	$8,423

Production Services Segment:
Revenues	$140,264	$112,213	$145,150	$538,750	$431,859
Operating costs	89,595	74,441	90,250	340,102	277,625
Production Services Segment margin (1)	$50,669	$37,772	$54,900	$198,648	$154,234

Combined:
Revenues	$283,110	$238,183	$273,267	$1,055,223	$960,186
Operating Costs	186,509	158,441	179,098	685,964	629,255
Combined margin	$96,601	$79,742	$94,169	$369,259	$330,931

Adjusted EBITDA (3)	$65,989	$55,816	$78,108	$277,081	$234,742

(1)Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin represents production services revenue less production services operating costs. We believe that Drilling Services Segment margin and Production Services Segment margin are useful measures for evaluating financial performance, although they are not measures of financial performance under GAAP. However, Drilling Services Segment margin and Production Services Segment margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. Drilling Services Segment margin and Production Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of combined Drilling Services Segment margin and Production Services Segment margin to net income (loss) as reported is included in the table on the following page.

(2)Drilling Services Segment margin per revenue day represents the Drilling Services Segment's average revenue per revenue day less average operating costs per revenue day.

(3)Adjusted EBITDA represents income (loss) before interest income (expense), taxes, depreciation, amortization, loss on extinguishment of debt and impairments. We use this non-GAAP measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of adjusted EBITDA to net income (loss) as reported is included in the table on the following page.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Combined Drilling Services and Production Services
Margin and Adjusted EBITDA to Net Income (Loss)
(in thousands)
(unaudited)

	Three months ended			Year ended
	December 31,		September 30,	December 31,
	2014	2013	2014	2014	2013

Combined margin	$96,601	$79,742	$94,169	$369,259	$330,931

General and administrative	(27,013)	(23,833)	(26,613)	(103,385)	(94,183)
Bad debt expense	(989)	(314)	(19)	(1,445)	(767)
Gain on sale of fishing and rental services operations	—	—	10,702	10,702	—
Gain on litigation	1,054	—	1,324	5,254	—
Other income (expense)	(3,664)	221	(1,455)	(3,304)	(1,239)
Adjusted EBITDA (3)	65,989	55,816	78,108	277,081	234,742

Depreciation and amortization	(45,978)	(46,871)	(46,081)	(183,376)	(187,918)
Impairment charges	(72,347)	—	(678)	(73,025)	(54,292)
Interest expense	(6,696)	(12,193)	(8,969)	(38,781)	(48,310)
Loss on extinguishment of debt	(8,739)	—	—	(31,221)	—
Income tax (expense) benefit	20,198	733	(9,927)	11,304	19,846
Net income (loss)	$(47,573)	$(2,515)	$12,453	$(38,018)	$(35,932)

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) as Reported to Adjusted Net Income (Loss)
and Diluted EPS as Reported to Adjusted Diluted EPS
(in thousands, except per share data)
(unaudited)

	Three months ended
	December 31,	September 30,
	2014	2014

Net income (loss) as reported	$(47,573)	$12,453
Impairment charges	72,347	678
Gain on sale of fishing and rental services operations	—	(10,702)
Loss on extinguishment of debt	8,739	—
Tax benefit (expense) related to adjustments	(30,638)	3,811
Adjusted net income (4)	2,875	6,240

Basic weighted average number of shares outstanding, as reported	63,758	63,451
Effect of dilutive securities	1,324	2,425
Diluted weighted average number of shares outstanding, as adjusted	65,082	65,876

Adjusted diluted EPS (5)	$0.04	$0.09

Diluted EPS as reported	$(0.75)	$0.19

(4)Adjusted net income (loss) represents net income (loss) as reported less the loss on debt extinguishment, gain on sale of business and impairment charges and the related tax benefit. We believe that adjusted net income (loss) is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. Adjusted net income (loss) may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net income (loss) as reported to adjusted net income is included in the table above.

(5)Adjusted (diluted) EPS represents adjusted net income (loss) divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities as applicable. We believe that adjusted (diluted) EPS is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the table above.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Capital Expenditures
(in thousands)
(unaudited)

	Three months ended			Year ended
	December 31,		September 30,	December 31,
	2014	2013	2014	2014	2013

Drilling Services Segment:
Routine and tubulars	$10,376	$11,509	$12,484	$43,403	$39,276
Discretionary	4,542	6,325	3,850	24,340	35,569
Fleet additions	19,077	414	11,813	34,618	41,679
	33,995	18,248	28,147	102,361	116,524
Production Services Segment:
Routine	4,318	5,136	3,914	22,927	23,053
Discretionary	5,716	3,027	7,136	21,854	20,092
Fleet additions	10,611	1,000	6,974	28,236	5,687
	20,645	9,163	18,024	73,017	48,832
Net cash used for purchases of property and equipment	54,640	27,411	46,171	175,378	165,356
Net effect of accruals	2,903	(4,136)	6,494	12,743	(39,936)
Total capital expenditures	$57,543	$23,275	$52,665	$188,121	$125,420

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Drilling Rig, Well Servicing Rig, Wireline and Coiled Tubing Unit
Current Information

Drilling Services Segment:	Rig Type
	Mechanical	Electric	Total Rigs

Drilling rig horsepower ratings:
750 to 950 HP	3	1	4
1000 HP	4	6	10
1200 to 2000 HP	3	28	31
Total	10	35	45

Drilling rig depth ratings:
Less than 10,000 feet	1	1	2
10,000 to 13,900 feet	3	3	6
14,000 to 25,000 feet	6	31	37
Total	10	35	45

Production Services Segment:

Well servicing rig horsepower ratings:
550 HP			108
600 HP			10
Total			118

Wireline units			128

Coiled tubing units			17